Exhibit 99.3
CONSENT OF
LAZARD FRERES & CO. LLC
October 4, 2007
Board of Directors
HemoSense, Inc.
651 River Oaks Parkway
San Jose, California 95134
Members of the Board:
We hereby consent to the inclusion of our opinion letter, dated August 5, 2007, to the Board of Directors of HemoSense Inc. (“HemoSense”) included as Annex D to the Proxy Statement/Prospectus included in the Amendment No. 1 to Registration Statement No. 333-145892 filed on October 5, 2007 (the “Registration Statement”) of Inverness Medical Innovations, Inc. (“Inverness”) on Form S-4 relating to the proposed merger of Spartan Merger Sub, Inc., a wholly owned subsidiary of Inverness, with and into HemoSense and to the references made to our firm and to such opinion therein under the headings “Summary — Opinion of HemoSense’s Financial Advisor,” “Proposal One — The Merger — Background of the Merger,” “—Recommendation of HemoSense’s Board of Directors and HemoSense’s Reasons for the Merger,” and “—Opinion of HemoSense’s Financial Advisor.” Notwithstanding the foregoing, it is understood that our consent is being delivered solely connection with the filing of the aforementioned Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” with respect to any part of the Registration Statement for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
LAZARD FRERES & CO. LLC

By:	/s/ Rajesh Alva
Name: Rajesh Alva
Title: Managing Director